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January 29, 2024

Angel Oak Funds Trust
3344 Peachtree Rd. NE
Suite 1725
Atlanta, Georgia 30326

Re: Angel Oak Funds Trust

Dear Ladies and Gentlemen:

We have acted as counsel to Angel Oak Funds Trust, a Delaware statutory trust (the “Trust”) and its separate series identified below (each, an “Acquiring ETF”), in connection with the Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the acquisition by each Acquiring ETF of all of the assets and liabilities of its corresponding target fund identified below (each, a “Target Fund”), each a series of the Trust, by and in exchange for shares of the Acquiring ETF (such transaction, a “Reorganization”), as described in the Registration Statement and its accompanying form of Agreement and Plan of Reorganization and Liquidation (the “Plan”).

Target Fund	Acquiring ETF
Angel Oak High Yield Opportunities Fund	Angel Oak High Yield Opportunities ETF
Angel Oak Total Return Bond Fund	Angel Oak Mortgage-Backed Securities ETF

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware on June 20, 2014; the Amended and Restated Declaration of Trust of the Trust dated as of July 22, 2022, as amended to date; the By-Laws of the Trust dated as of June 20, 2014, as amended to date; the Plan approved by the Board of Trustees of the Trust; and certain resolutions adopted by the Board of Trustees of the Trust in connection with the Reorganizations. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

Angel Oak Funds Trust January 29, 2024 Page 2

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Trustees of the Trust; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Trust’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is limited to the Delaware Statutory Trust Act and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Very truly yours,

/s/ Dechert LLP